 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ocean Power Technologies, Inc.:

We consent to the use of our report dated July 6, 2015, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended April 30, 2015 incorporated herein by reference.

/s/  KPMG LLP

Philadelphia, Pennsylvania
December 14, 2015